Exhibit 99.1

ALTRIA ANNOUNCES INCREASED OWNERSHIP OF ANHEUSER-BUSCH INBEV

RICHMOND, Va. — October 21, 2016 — Altria Group, Inc. (Altria) (NYSE: MO) today filed a Schedule 13D with the U.S. Securities and Exchange Commission disclosing open market purchases of Anheuser-Busch InBev SA/NV (AB InBev) ordinary shares subsequent to the closing of the business combination with SABMiller.

From October 11, 2016 through October 21, 2016, Altria purchased approximately 12 million ordinary shares of AB InBev. Including these shares, Altria now has approximately 10.2% ownership of AB InBev.

Altria’s increased investment in AB InBev supports its strategy of managing diverse income streams to deliver consistent financial performance over time. In addition, for ownership levels at or above 10%, Altria is entitled to foreign tax credits available in connection with the dividends Altria receives from AB InBev, as it was with its former SABMiller investment.

Altria’s Profile

Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation. Altria holds an equity investment in AB InBev.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Source: Altria Group, Inc.

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